UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2006
Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-13337	34-1598949

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street, Warren, Ohio		44484

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (330) 856-2443

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
Stoneridge, Inc. (“Stoneridge”) owned a 30% interest in Industrial Development Associates Limited Partnership, a Maryland limited partnership (“IDA”). In addition, Earl L. Linehan, a member of Stoneridge’s Board of Directors owns an interest in IDA and the estate of D.M. Draime (D.M. Draime was Chairman of the Board of Directors until his death in July 2006) owned an interest in IDA. IDA is a real estate development company of certain commercial properties in Mebane, North Carolina. Stoneridge previously leased a facility from IDA.
On December 29, 2006, Stoneridge entered into a Partnership Interest Purchase Agreement (the “Purchase Agreement”) with Heritage Real Estate Fund V, LLC, a Maryland limited liability company (“Heritage”). Pursuant to the Purchase Agreement, on December 29, 2006, Stoneridge sold its 30% general partnership interest in IDA to Heritage for $1,035,000 in cash. The Purchase Agreement purchase price for Stoneridge’s general partnership interest in IDA was established by the parties by averaging two independent third party appraisals of the real property owned by IDA less IDA’s outstanding indebtedness multiplied by Stoneridge’s percentage ownership in IDA. The sale of the general partnership interest in IDA was approved by Stoneridge’s Board of Directors and by the Nominating and Corporate Governance Committee of the Board of Directors pursuant to Stoneridge’s policy on related party transactions. Mr. Linehan recused himself from the proposal to approve the sale.
Mr. Linehan is a member of Heritage owning a 14.2% membership interest in Heritage. The managing member of Heritage is Heritage Properties, Inc. Mr. Linehan is member of the Board of Directors of Heritage Properties, Inc.
Mr. Linehan and the estate of D.M. Draime are limited partners in IDA, owning 11.81% and 10.0%, limited partnership interests, respectively. Mr. Linehan also owns approximately 26.35% of MI Holding Company, a Maryland corporation, which is a 5% general partner of IDA. On December 29, 2006, the estate of D.M. Draime also entered into a Partnership Interest Purchase Agreement with Heritage to sell the estate’s 10% limited partnership interest to Heritage for $345,000. The son of D.M. Draime, Jeffrey P. Draime, is a member of Stoneridge’s Board of Directors.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: January 5, 2007	/s/ George E. Strickler

George E. Strickler Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)